Exhibit 99.1

OriginClear and E3 Team Up to Offer Disaster Water Recovery to Franchisees Nationwide

Joint venture intended to provide quick-response water reclamation for franchisees, insurers and impacted communities

Los Angeles and Memphis, TN – May 29, 2015 – CORRECTED - OriginClear Inc. (OTC/QB: OOIL), developer of breakthrough water cleanup technology, and OriginClear licensee E3 Services and Solutions, LLC (E3), have teamed up to form a joint venture (JV) intended to offer quick-response disaster water reclamation services to restoration franchise businesses in North America.

“E3 and OriginClear are already responding to the first job opportunity outside the state of California, a floodwater disaster in Oklahoma City,” said Jeffrey Matlock, Manager of an independently owned and operated restoration franchise business. “I expect the water to be treated fast and efficiently, from previous field tests I have seen.”

“We are a leading first responder to water damage crises and works with insurance companies nationwide,” Matlock continued. “Tougher water disposal regulation means that franchisees like us will have hundreds of new business opportunities. It also means we need an on-call resource for fast and efficient water treatment. That’s where E3 and OriginClear come in with their new technology, which can be deployed quickly and effectively.”

OriginClear and E3 agreed to equal ownership of the JV. OriginClear will bring its technology expertise and resources, while E3 will contribute its industry relationships and marketing to the franchisee network. The JV intends to develop quick-response capabilities for franchisees through assets pre-positioned nationwide.

“This is a unique marketing opportunity, because the franchisee is the client but the insurance company pays the bills,” said Talbott Howard, CEO of E3 Services and Solutions, Inc. “We believe that ensures rapid funding in these emergency situations.”

“World-class funding requires world-class standards,” he continued. “Based on our work to date with them, OriginClear is the right partner to get this done. It is a pleasure working with such a highly responsive and competent team. We look forward to a highly successful venture together.”

“The opportunities are huge,” said Riggs Eckelberry, OriginClear CEO. “Just this week, a nine-mile slick of spilled crude oil fouled parts of the California coastline near Santa Barbara. We expect that our JV will develop crash-truck response capability, using OriginClear technology, that benefits industries, insurers and communities alike.”

CEO Talbott Howard also said, “last year, E3 became a licensee of OriginClear technology and has been focused on driving new standards and best management practices in California to adopt these commercial opportunities.”

A previous version of this press release suggested the existence of a supplier relationship between the JV and the SERVPRO® network of franchises in North America. While the JV has provided services to one or more of these franchises, each of which is independently owned and operated, no such supplier relationship currently exists with Servpro Industries, Inc. or the SERVPRO® franchise network.

About OriginClear, Inc.

OriginClear has developed a breakthrough water cleanup technology for the oil & gas, algae and other water-intensive industries. Unlike other technologies, the company's patent-pending Electro Water Separation™ process rapidly and efficiently removes organic material from large quantities of water without the need for chemicals. For the oil & gas industry, OriginClear is helping clean up produced water and recycle fracking water, to reduce harm to the environment and lower costs. For the emerging algae industry, OriginClear is making large-scale harvest possible. And in aquaculture, OriginClear is helping improve yields and making seafood healthier by dramatically reducing the levels of toxic ammonia and bacteria in water. For a world short on clean water, OriginClear is the lower-cost and cleaner answer. To learn more about OriginClear®, please visit our website at www.originclear.com